AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2016

REGISTRATION NO. 333-176368

  REGISTRATION NO. 333-69103

REGISTRATION NO. 333-63913

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-176368

FORM S-8 REGISTRATION STATEMENT NO. 333-69103

FORM S-8 REGISTRATION STATEMENT NO. 333-63913

UNDER THE SECURITIES ACT OF 1933

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BAYLAKE CORP.

(Exact name of registrant as specified in its charter)

______________

WISCONSIN	39-1268055
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

______________

111 North Washington Street
Green Bay, Wisconsin 54301	54235
(Address of Principal Executive Offices)	(Zip Code)

______________

Baylake Corp. 2010 Equity Incentive Plan

Baylake Corp. Stock Purchase Plan

Baylake Corp. 1993 Stock Option Plan

(Full title of plan)

______________

Ann K. Lawson	with copy to:
Chief Financial Officer	Robert D. Klingler, Esq.
Nicolet Bankshares, Inc.	Bryan Cave LLP
111 North Washington Street	One Atlantic Center, Fourteenth Floor
Green Bay, Wisconsin 54301	1201 West Peachtree Street, NW
(920) 430-1400	Atlanta, Georgia 30309-3488
(404) 572-6600

(Name and address of agent for service)

(Telephone number, including area code, of agent of service)

______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐          Accelerated filer  ☒          Non-accelerated filer  ☐          Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Baylake Corp., a Wisconsin corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

1. Registration Statement No. 333-176368, filed on August 17, 2011, which registered 750,000 shares of Baylake common stock, par value $5.00 per share (the “Common Stock”) under the Baylake Corp. 2010 Equity Incentive Plan.

2. Registration Statement No. 333-69103, filed on December 17, 1998, which registered 100,000 shares of Common Stock under the Baylake Corp. Stock Purchase Plan.

3. Registration Statement No. 333-63913, filed on September 21, 1998, which registered 300,000 shares of Common Stock under the Baylake Corp. 1993 Stock Option Plan.

On September 8, 2015, Baylake entered into an Agreement and Plan of Merger (the “Agreement”) with Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”). On April 29, 2016, pursuant to the terms of the Agreement, the Company was merged with and into Nicolet (the “Merger”), with Nicolet surviving the Merger.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements, the Company removes from registration, by means of this Post-Effective Amendment, any and all of the Company’s securities that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statements as of the effective time of the Merger. The Company is filing this Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Baylake on September 11, 2015 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Green Bay, State of Wisconsin, on May 2, 2016.

NICOLET BANKSHARES, INC.

(as successor to Baylake Corp.)

By:  /s/ Ann K. Lawson

Ann K. Lawson

Chief Financial Officer

NOTE: Pursuant to and in reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.